Exhibit 10.5

SEITEL, INC.

Revised Summary of 2005 Non-Employee Director and Executive Officer
Compensation and Incentive Arrangements

General

    The following reflects updated information for revisions made to certain non-employee director and executive officer compensation and incentive arrangements during 2005.

Non-Employee Director Compensation

    For fiscal year 2005, non-employee directors of Seitel, Inc. (the "Company") receive an annual fee of $30,000, annual restricted stock awards valued at $20,000 (granted at the close of the first trading date of the calendar year), $1,500 for each board meeting attended in person and $500 for each board meeting attended by telephone conference, including committee meetings attended.  In addition, the Chairman of the Board receives $250,000 per year on an annualized basis, which was reduced to $100,000 effective July 1, 2005, the Lead Director (which position was left vacant effective June 1, 2005) receives $1,500 per day when performing services on behalf of the Company, and annual fees are paid to each committee chairman as follows: audit committee, $15,000; compensation committee, $10,000; corporate governance and nominating committee $7,500. All directors are entitled to reimbursement for their reasonable out-of-pocket expenditures.

Executive Officer Compensation

    The Company has the following compensatory arrangements with each of its executive officers for fiscal year 2005:

Name	Title	Base Salary	Restricted Stock Grants(1)(2)	Unrestricted Stock Grants(1)(2)	Discretionary Cash Bonuses(1)
Robert D. Monson	President and Chief Executive Officer	$400,000	316,000(3)	-	-
Kevin P. Callaghan	Executive Vice President and Chief Operating Officer	$330,000	440,000	-
Robert J. Simon	President - Seitel Data, Ltd.	$260,000	321,000	-
Garis Smith	President - Olympic Seismic, Ltd.	C $240,000(4)	146,000	32,000	C $101,724(4)
William J. Restrepo	Executive Vice President, Chief Financial Officer and Secretary	$240,000(5)	210,000(6)	-	-
Marcia H. Kendrick	Senior Vice President, Chief Accounting Officer and Treasurer	$200,000	156,000(2)	-	-

(1)

Each executive officer is also eligible, under the Incentive Plan, for a cash bonus and a further equity award in a dollar amount equal to the participant's target percentage multiplied by the participant's cash bonus amount, if any.  See "Incentive Plan for 2005" below.

(2)	Includes restricted stock granted pursuant to the Incentive Plan and other discretionary awards. See "Incentive Plan for 2005" below.
(3)	Included in the 1,000,000 shares of restricted stock awarded to Mr. Monson on December 15, 2005.
(4)	Represents Canadian dollars.
(5)	Represents annualized based salary. Mr. Restrepo joined the Company on July 25, 2005.
(6)	Mr. Restrepo is entitled to a further equity award valued at approximately $52,600 payable in January 2006.

Incentive Plan for 2005

    On January 24, 2005 the Compensation Committee of the Company established the criteria to be used in determining cash bonuses and certain incentive equity awards (the "Incentive Plan") for fiscal year 2005.  The Company's named executive officers and certain other executives participate in the Incentive Plan, which is operated under the Company's 2004 Stock Option Plan (the "Plan").  The targets and financial performance measures established under the Incentive Plan are described below.  The Compensation Committee reserves the right to modify the targets and financial performance measures at any time, or to grant cash bonuses or equity awards to executive officers even if the performance goals are not met.  The cash bonuses and Performance Equity Awards (defined below) are subject to increase or decrease of up to 50% in the discretion of the Compensation Committee.  In order to receive a cash bonus and incentive equity award, if any, the participants must be employed by the Company on the date such cash bonuses and incentive equity awards are paid; however, Messrs. Manson, Callaghan and Restrepo may be eligible for a cash bonus payable after termination in accordance with the terms of each of their written employment agreements.  The Company expects to pay 2005 cash bonuses and Performance Equity Awards, if any, in early 2006.  The Compensation Committee reserves the right to modify the Incentive Plan for subsequent fiscal years.

Cash Bonuses

    The Incentive Plan provides for a target cash bonus for each participant based upon a percentage of the participant's base salary, with the opportunity to earn anywhere from 0% to 200% of the target cash bonus.  The targets, as a percentage of base salary, for the Company's named executive officers are as follows:

Robert D. Monson, President and Chief Executive Officer	90%
Kevin P. Callaghan, Chief Operating Officer and Executive Vice President	60%
Robert J. Simon, President-Seitel Data, Ltd.	60%
Garis Smith President-Olympic Seismic, Ltd.	45%
William J. Restrepo, Executive Vice President, Chief Financial Officer and Secretary	50%(1)
Marcia H. Kendrick, Senior Vice President, Chief Accounting Officer, and Treasurer	25%

(1)	Mr. Restrepo's cash bonus will be prorated because of his July 25, 2005 start date.

    The Compensation Committee established cash margin, net of interest expense (80% weight) and client pre-funding percentage (20% weight) as the financial performance measures under the Incentive Plan.  Cash margin includes cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses, and cost of goods sold.  Cash resales result when the Company invoices customers for purchases of licenses to data from the Company's library.  Other cash revenues are primarily from the reproduction and delivery of seismic data.  Client prefunding percentage is the average of all revenue pre-commitments for each new survey as a percentage of the total cost of such survey.  Where the level achieved under the financial performance measures falls between zero and target level or target and maximum levels, the cash bonus is determined by interpolation.

Incentive Equity Awards

    The Incentive Plan includes two categories of equity awards.  Robert D. Monson, Kevin P. Callaghan, Robert J. Simon, William J. Restrepo, and Marcia H. Kendrick are the executives currently eligible for the first category of equity award ("Key Executive Award(s)").  With the exception of Mr. Restrepo, the 2005 Key Executive Awards have been made in shares of the Company's restricted common stock, par value $.01 per share (the "Common Stock"), under the Plan as follows:

	Shares	Award Date
Robert D. Monson, President and Chief Executive Officer	316,000	December 15, 2004
Kevin P. Callaghan, Chief Operating Officer and Executive Vice President	160,000	March 23, 2005
Robert J. Simon, President-Seitel Data, Ltd.	126,000	February 15, 2005
Marcia H. Kendrick Senior Vice President, Chief Accounting Officer and Treasurer	36,000	July 14, 2005

    Mr. Restrepo's 2005 Key Executive Award will be valued at approximately $52,600 and payable in shares of restricted Common Stock based on the closing price of the Common Stock on the first trading day in 2006.

    Mr. Monson's Key Executive Award of 316,000 shares of restricted Common Stock was included in the 1,000,000 shares of restricted Common Stock awarded to him on December 15, 2004, and is subject to increase.  He is entitled to a 2005 Key Executive Award of restricted Common Stock in an amount equal to 90% of his base salary ($360,000) and has been deemed to have received $316,000 of this amount with the 316,000 shares already awarded.  The closing price of the Common Stock on the first trading day in 2006 will be divided into $44,000 to arrive at the number of additional restricted Common Stock to be awarded to Mr. Monson.  Unless modified by the Compensation Committee and except as noted below, Key Executive Awards in subsequent years will be made in shares of restricted Common Stock in dollar amounts equal to the participant's target percentage (Mr. Monson (90%), Mr. Callaghan (60%)(1), Mr. Simon (60%), Mr. Restrepo (50%), and Ms. Kendrick (25%)) multiplied by the participant's base salary.  These subsequent year Key Executive Awards, will be made based on the closing price of the Common Stock on the first trading day of the year.

    All participants in the Incentive Plan are eligible for the second category of equity awards ("Performance Equity Awards"), which will be made in shares of restricted Common Stock (except as noted below) in a dollar amount equal to the participant's target percentage multiplied by the participant's cash bonus amount.  Performance Equity Awards will be made only if the participant meets the performance criteria to receive a cash bonus as described above.  The named executive officers' target percentages for a Performance Equity Award are as follows:

Robert D. Monson, President and Chief Executive Officer	90%
Kevin P. Callaghan, Chief Operating Officer and Executive Vice President	60%
Robert J. Simon, President-Seitel Data, Ltd.	60%
Garis Smith, President-Olympic Seismic, Ltd.	50%(1)
William J. Restrepo, Executive Vice President, Chief Financial Officer and Secretary	50%(2)
Marcia H. Kendrick, Senior Vice President, Chief Accounting Officer, and Treasurer	50%

(1)	Approximately 40% of Mr. Smith's future Key Executive Awards and Performance Equity Awards are expected to be made in shares of unrestricted Common Stock.
(2)	Mr. Restrepo's Performance Equity Award will reflect proration for his July 25, 2005 start date.